Exhibit 3.15

FILING (Illegible)
FILED 11/26/1997 01:55 PM PAGE 02375
SECRETARY OF THE STATE
CONNECTICUT SECRETARY OF THE STATE
ARTICLES OF AMENDMENT
TO
ARTICLES OF ORGANIZATION OF NATIONAL CSS, LLC
     The undersigned, being a duly authorized member and signatory of NATIONAL CSS, LLC, a Connecticut limited liability company, hereby certifies as follows:
     1. The name of the limited liability company is NATIONAL CSS, LLC
     2. The Articles of Organization were filed with the Secretary of the State of Connecticut on October 28, 1997.
     3. The Articles of Organization are being amended pursuant to Section 34-122 of the General Statutes of Connecticut as follows:
     FIRST: The name of the limited liability company is changed to:
NATIONAL CSS, LLC
     IN WITNESS WHEREOF, the undersigned has duly executed these Articles of Amendment as of November 14, 1997.

/s/ Eric Neikrug
Eric Neikrug
Authorized Member

(Illegible) DATA REPORTING CORP. (Illegible) (Illegible)